Exhibit 10.13

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Cash Compensation

Annual Retainer. The non-employee directors of the Company are paid an annual retainer of $12,000, payable in advance in 12 equal monthly installments of $1,000.

Meeting Fees. In addition to the annual retainer, outside directors of the Company receive meeting fees for attendance at meetings of the board of directors. The fee is $1,000 for being present in person at regularly scheduled meetings of the board of directors. No additional meeting fees are paid for participating in meetings of committees of the board of directors or meetings held by telephone.

Expenses. All directors of the Company are reimbursed for their out-of-pocket expenses incurred in attending meetings of the board of directors.

Restricted Stock

Outside directors also receive an annual grant of 2,500 shares of restricted stock under the Company’s directors restricted stock plan. The restricted shares are issued each April 1 to outside directors standing for re-election and incumbent directors whose term extends beyond the next annual meeting of stockholders. The shares are restricted from resale for three years or until the director retires from the board of directors, whichever comes first. The shares are issued from treasury shares held by the Company.

Directors are taxed on the fair market value of the shares upon receipt and are permitted to sell enough shares to satisfy federal and state income taxed incurred as a consequence of the issuance of the shares, subject to the provisions of SEC Rule 144 as to manner of sale and holding periods. All restrictions on the shares lapse on death.

In the event of a change in control during the plan term and a director is not re-elected within one year, the director will receive additional unrestricted shares equal to the number of shares he would have received if he had remained a director for the remainder of the plan term.

Stock Options

Generally, a director receives an award of stock options on or about the time of his or her initial appointment or election to the board of directors. The size and the terms of the award are determined by the compensation committee of the board of directors. In all cases, the exercise price of the option is determined at fair market value on the date of grant.

In addition, options may be granted periodically to incumbent directors under the Company’s equity incentive plan. The size and the terms of the award are determined by the compensation committee of the board of directors. In all cases, the exercise price of the option is determined at fair market value on the date of grant. Generally, options are exercisable and vest in three annual installments on the first three anniversaries of the date of grant, and the option expires seven years from the date of grant.

All stock options granted to directors are granted under the Company’s equity incentive plan and subject to the provisions of the plan.

Deferral of Cash Fees

Prior to April 2002, the Company maintained a deferred compensation plan for directors, which allowed outside directors to defer receipt of their cash fees into Company stock. This plan was discontinued upon the adoption of the restricted stock plan referred to above. Directors who had already deferred fees pursuant to this plan before it was discontinued are permitted to continue to defer receipt of their fees that had been earned before the plan was terminated until the individual ceases to be a director, retires from his or her principal occupation or dies. A director is not taxed until shares are distributed from his or her account. At the time of distribution, the director will realize ordinary income equal to the value of the shares on the date of distribution.